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                                                           OMB  APPROVAL
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                                                  OMB Number           3235-0104
                                                  Expires:            12-31-2001
                                                  Estimated  average  burden
                                                  hours  per  response  0.5
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                     U.S.  SECURITIES  AND  EXCHANGE  COMMISSION
                             Washington,  D.C.  20549

                                     FORM  3

            INITIAL  STATEMENT  OF  BENEFICIAL  OWNERSHIP  OF  SECURITIES

    Filed  pursuant  to  Section  16(a)  of the Securities Exchange Act of 1934,
       Section  17(a)  of  the  Public  Utility  Holding  Company Act of 1935 or
               Section  30(f)  of  the  Investment  Company  Act  of  1940

________________________________________________________________________________
1.   Name  and  Address  of  Reporting  Person*

Kubbernus,                          Robert
________________________________________________________________________________
   (Last)                            (First)              (Middle)

702        8 Sultan Street
________________________________________________________________________________
                                    (Street)
Toronto                         Ontario, Canada           M5S 2C1
________________________________________________________________________________
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date  of  Event  Requiring  Statement  (Month/Day/Year)

April 24, 2000
________________________________________________________________________________
3.   IRS  Identification  Number  of  Reporting Person, if an Entity (Voluntary)

N/A
_______________________________________________________________________________
4.   Issuer  Name  and  Ticker  or  Trading  Symbol


Global Path Incorporated -- GBPAA.OB, formerly known as Yournet, Inc.
________________________________________________________________________________
5.   Relationship  of  Reporting  Person  to  Issuer
     (Check  all  applicable)

     [X]  Director                                [_]  10%  Owner
     [_]  Officer  (give  title  below)           [_]  Other  (specify  below)


________________________________________________________________________________
6.   If  Amendment,  Date  of  Original  (Month/Day/Year)

________________________________________________________________________________
7.   Individual  or  Joint/Group  Filing  (Check  applicable  line)

     [x]  Form  Filed  by  1  Reporting  Person

     [_]  Form  Filed  by  More  than  1  Reporting  Person


================================================================================
             Table  I  --  Non-Derivative  Securities  Beneficially  Owned
================================================================================

                                                          3.  Ownership  Form:
                           2.  Amount  of  Securities         Direct  (D)  or
1.  Title  of  Security        Beneficially  Owned            Indirect  (I)       4.  Nature  of  Indirect  Beneficial  Ownership
    (Instr.  4)                    (Instr.  4)                (Instr.  5)             (Instr.  4)

Common Stock                    25,000                         D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                    11,302,200                     I                       By Oxford Capital Corp.,which Mr. Kubbernus
                                                                                       is a 50% shareholder
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
                                                                 SEC 1473 (3-99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect      Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr.5)
----------------------------------------------------------------------------------------------------------------------------------

None.
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------


Explanation  of  Responses:



  Andrew Tavender ++                                        October 17, 2001
---------------------------------------------            -----------------------
      **Signature  of  Reporting  Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See  18  U.S.C.  1001  and  15  U.S.C.  78ff(a).

Note:  File  three  copies  of  this Form, one of which must be manually signed.
       If  space  provided  is  insufficient,  see  Instruction 6 for procedure.

++ Please see Exhibit No. 1, Power of Attorney

                                  EXHIBIT NO. 1
                                ----------------
                                POWER OF ATTORNEY


I, Robert Kubbernus, appoint Andrew Tavender of Global Path Incorporated, (the "Company"), my attorney-in-fact to:

1. execute on my behalf and in my capacity as an officer and/or director of the Company, Forms 4 and 5 (the "Form" or "Forms") in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder, which execution may include the insertion of my typed name on the signature line of any Form;

2. perform any and all acts on my behalf which may be necessary or desirable to complete and execute any Form and timely file such Form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

3. take any other action in connection with the foregoing which, in the opinion of such attorney-in-fact may be of benefit to, in the best interest of, or legally required by me, it being understood that the documents executed by such attorney-in-fact on my behalf pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in their discretion.

     I grant to the attorney-in-fact full power and authority to do and perform any act necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as I might or could do if personally present. I ratify and confirm all that such attorney-in-fact shall lawfully do by the rights and powers granted by this Power of Attorney. The attorney-in-fact shall have full power of substitution or revocation.

     I acknowledge that the attorney-in-fact, in serving in such capacity at my request, is not assuming, nor is the Company assuming, any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

     This Power of Attorney shall remain in full force and effect until I am no longer required to file the Forms with respect to my holding of and transactions in securities issued by the Company, unless I earlier revoke it in writing delivered to the Office of the Corporate Secretary of the Company.



/s/  Robert Kubbernus       Robert Kubbernus
-----------------------     ------------------
Signature                   Print  Name


September 24,  2001
--------------------
Date